Exhibit 99
Tim Hortons Inc. announces strong first-quarter results
Revenue increased 15% to $372.8 million
Net income up 34% to $63.6 million
     OAKVILLE, Ontario (April 27, 2006) — Tim Hortons Inc. (TSX/NYSE: THI) today announced strong results for the first quarter of 2006.
     All results are in Canadian dollars.
First-quarter results
•	Total revenues were $372.8 million in the first quarter, compared to $323.6 million in the first quarter of 2005, a 15.2% increase.

•	Tim Hortons® opened a total of 27 restaurants during the quarter. The openings consisted of 20 restaurants in Canada and 7 in the United States.

•	Same-store sales were very strong, as the Company reported increases of 8.7% in Canada and 9.8% in the United States. As of April 2, 2006, 99% of the Company’s stores in Canada — and 78% of the stores in the U.S. — were franchised.
     The Company’s first-quarter operating income was $83.1 million compared to $72.5 million in the first quarter of 2005, a 14.6% increase driven by strong same-store sales and new store development. First-quarter pretax income was $74.6 million compared to $70.7 million in 2005, a 5.6% increase. Net income was $63.6 million compared to $47.5 million in 2005, a 33.9% increase driven by a year-over-year decrease in the Company’s effective tax rate. Reported diluted earnings per share (EPS) were $0.39 compared to $0.30 in 2005.
     The Company benefited from a lower year-over-year first-quarter effective tax rate, which resulted primarily from two items:
•	The deferred tax reversal of previously accrued Canadian withholding taxes, which decreased first-quarter income tax expense by approximately $5.8 million.

•	Permanent book and tax differences relating to certain hedge transactions, which decreased first-quarter income tax expense by approximately $4.3 million.
     The Company does not expect to realize benefits of a similar nature in subsequent periods.
     In the first quarter of 2006, general and administrative (G&A) costs were $28.3 million, or 7.6% of revenue, compared to $25.5 million, or 7.9% of revenue, in 2005. The $2.8 million increase over 2005 resulted primarily from:
•	Expenses related to the Company’s March initial public offering (IPO).

•	Costs for resources necessary to operate as a stand-alone public company.

•	Expensing of restricted stock units. Tim Hortons began issuing and expensing restricted stock units in the second quarter of 2005.
The Company’s G&A as a percentage of revenue has historically been highest in the first quarter compared to the balance of the year because of lower sales resulting primarily from fewer new restaurant openings and post-holiday spending patterns.
     During the first quarter, the Company and its subsidiaries entered into third-party debt consisting of an aggregate of $500 million currently outstanding under a $300 million five-year term loan and a $200 million bridge loan, as well as a U.S. $100 million revolver (undrawn) and a $200 million revolver (undrawn). The Company expects to repay the $200 million bridge loan in its entirety during the second quarter. Net interest expense in the first quarter of 2006 was $8.5 million compared to $1.9 million in the first quarter of 2005. The 2006 first-quarter amount includes interest expense incurred under the third-party debt as well as $6.8 million in net affiliated interest expense that reflects net borrowings by Tim Hortons from Wendy’s International, Inc. The Company’s indebtedness to Wendy’s was paid off in April with proceeds from the Company’s IPO.
Strong promotional calendar, new products contribute to strong first-quarter sales
     Tim Hortons promoted its Yogurt and Berries (in Canada) and its Coffee and Bagel combo (in the U.S.) during January. In Canada during February, the Company promoted its chicken noodle soup and turkey bacon club combo and ran coffee-specific advertising in Canada during the Olympics. In the U.S. during February, the Company promoted its flavoured coffees and began to roll out its new Hot Breakfast Sandwich. In March, Tim Hortons ran its annual “Roll Up the Rim to Win®” contest that provides consumers in Canada and the U.S. the opportunity to win valuable prizes.
     “We are proud of the strong quarter that we have delivered in our first reporting period as a public company,” said Chief Executive Officer and President Paul House. “Our robust sales performance reflects our continued focus on new product development and store-level operations, as well as a strong marketing and promotional calendar. Unseasonably mild weather also aided our sales performance.”
     From late March through last week, Tim Hortons promoted its new caramel-themed baked goods, including its caramel turnovers, caramel apple fritters, caramel streusel cakes and caramel-chocolate donuts. The Company this week began promoting its new flavoured iced cappuccino, which is available with butter caramel, French vanilla, hazelnut or raspberry “flavour shots.” The flavour shots are also available in other beverages such as coffee, hot chocolate, tea, hot cappuccino and café mocha.
Tim Hortons completes IPO, now listed on TSX and NYSE
     Tim Hortons completed its IPO of 17.25% of the Company, with trading commencing on the Toronto Stock Exchange and New York Stock Exchange on March 24. The IPO transaction closed on March 29. Wendy’s International, Inc. (NYSE: WEN) maintains an 82.75% ownership in the Company and has announced that it intends to spin off the remainder of Tim Hortons by December 31, 2006.
Company names Michael J. Endres, J. Randolph Lewis and Wayne C. Sales to its Board of Directors; James V. Pickett named Chairman of the Board
     Tim Hortons announced that it has added Michael J. Endres, J. Randolph Lewis and Wayne C. Sales to its Board of Directors. The Company also appointed James V. Pickett as its Chairman of the Board.
     Endres is a principal of Stonehenge Financial Holdings, Inc. He was formerly Vice Chairman of Banc One Capital Holdings Corporation and Chairman of Banc One Capital Partners. He also serves on the Board of Directors for Huntington Bancshares, Incorporated, ProCentury Corporation and Worthington Industries, among others.
     Lewis is Senior Vice President, Distribution and Logistics for Walgreen Co., the nation’s largest drug store. He is also a member of the Board of Directors of Wendy’s International, Inc.
     Sales is President and Chief Executive Officer of Canadian Tire. He has helped grow Canadian Tire’s business into a top-quartile performer among North American retailers in total returns to shareholders. Canadian Tire’s retail sales have increased nearly $2 billion since Sales became CEO in 2000 and now surpass $8 billion.

     Pickett is Chairman of The Pickett Realty Advisors Inc. in Dublin, Ohio. He is also currently Chairman at Wendy’s International, Inc., where he has served on the Board of Directors since 1982.
First Quarter conference call and webcast scheduled for today, April 27
     The Company will host a conference call, along with Wendy’s executive management, at 2:00 pm (Eastern) today, Thursday, April 27. Investors and the public may participate in the conference call as follows:
•	Phone Call: The dial-in number is 877-572-6014 (Canada and U.S.) or 706-679-4852 (International). No need to register in advance.

•	Simultaneous Web Cast: Available at www.wendys-invest.com. The call will also be archived at that site.
Same-Store Sales Summary

	1Q 2006**	1Q 2005
Tim Hortons Canada*	8.7%	5.8%
Tim Hortons U.S.*	9.8%	7.7%
* As of April 2, 2006, 99% of the Company’s stores in Canada — and 78% of the stores in the U.S. — were franchised.
** March sales results benefited from an Easter shift as the holiday was in the first quarter a year ago, but will be reported in the second quarter this year.
Tim Hortons Inc. overview
     Tim Hortons Inc. is Canada’s largest quick service restaurant chain. Founded in 1964 as a coffee and donut shop, Tim Hortons has evolved to meet consumer tastes, with a menu that now includes premium coffee, flavoured cappuccinos, specialty teas, home-style soups, fresh sandwiches and fresh baked goods. As of April 2, 2006, Tim Hortons system-wide restaurants numbered 2,611 in Canada and 292 in the United States. More information about the Company is available at www.timhortons-invest.com.
INVESTORS AND FINANCIAL MEDIA:
John Barker: (614) 764-3044 or john_barker@wendys.com
David Poplar (614) 764-3547 or david_poplar@wendys.com
GENERAL MEDIA INQUIRIES:
Nick Javor: (905) 339-6176

TIM HORTONS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of Canadian dollars, except per share data)
(Unaudited)

	First Quarter Ended
	4/2/2006	4/3/2005	$ Change	% Change
REVENUES
Sales	$242,651	$209,296	$33,355	15.9%
Franchise revenues
Rents and royalties	115,524	102,056	13,468	13.2%
Franchise fees	14,583	12,237	2,346	19.2%

	130,107	114,293	15,814	13.8%

TOTAL REVENUES	372,758	323,589	49,169	15.2%

COSTS AND EXPENSES
Cost of sales	213,912	183,067	30,845	16.8%
Operating expenses	42,995	38,194	4,801	12.6%
Franchise fee costs	13,917	12,036	1,881	15.6%
General & administrative expenses	28,286	25,463	2,823	11.1%
Equity income	(8,453)	(7,606)	(847)	11.1%
Other (income) expense, net	(1,010)	(74)	(936)	N/M

TOTAL COSTS & EXPENSES, NET	289,647	251,080	38,567	15.4%

OPERATING INCOME	83,111	72,509	10,602	14.6%

Interest (expense)	(4,116)	(853)	(3,263)	N/M
Interest income	2,429	752	1,677	N/M
Affiliated interest (expense), net	(6,789)	(1,754)	(5,035)	N/M

INCOME BEFORE INCOME TAXES	74,635	70,654	3,981	5.6%

INCOME TAXES	11,045	23,153	(12,108)	(52.3%)

NET INCOME	$63,590	$47,501	$16,089	33.9%

Basic and fully dilutive earnings per share of common stock	$0.39	$0.30	$0.09	30.0%

Weighted average basic and fully dilutive shares of common stock (in thousands)	161,785	159,953	1,832	1.1%

N/M — not meaningful

TIM HORTONS INC. AND SUBSIDARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of Canadian dollars)

	April 2,	January 1,
	2006	2006
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$978,075	$186,182
Accounts receivable, net	89,425	85,695
Notes receivable, net	12,741	11,545
Deferred income taxes	6,228	4,273
Inventories and other, net	47,927	39,322
Advertising fund restricted assets	19,275	17,055

	1,153,671	344,072

Property and equipment, net	1,075,771	1,061,646

Notes receivable, net	13,753	15,042

Deferred income taxes	18,424	17,913

Intangible assets, net	4,087	4,221

Equity investments	141,066	141,257

Other assets	11,281	12,712

	$2,418,053	$1,596,863

TIM HORTONS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of Canadian dollars)

	April 2,	January 1,
	2006	2006
	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$82,274	$110,086
Accrued expenses:
Salaries and wages	6,388	15,033
Taxes	44,961	62,952
Other	41,326	61,944
Deferred income taxes	239	349
Advertising fund restricted liabilities	34,321	34,571
Amounts payable to Wendy’s	14,851	10,585
Notes payable to Wendy’s	622,077	1,116,288
Current portion of long-term obligations	208,069	7,985

	1,054,506	1,419,793

Long-term obligations
Term debt	321,521	21,254
Advertising fund restricted debt	26,641	22,064
Capital leases	44,273	44,652

	392,435	87,970

Deferred income taxes	9,754	15,159
Other long-term liabilities	34,858	34,563

Commitments and contingencies

Shareholders’ equity
Common stock, (US$0.001 par value per share),
Authorized: 1,000,000,000 shares,
Issued: 193,302,977 and 159,952,977 shares, respectively	289	239
Capital in excess of stated value	918,767	81,249
Retained earnings	80,020	16,430
Accumulated other comprehensive income (expense):
Cumulative translation adjustments and other	(72,576)	(52,911)

	926,500	45,007
Unearned compensation — restricted stock	—	(5,629)

	926,500	39,378

	$2,418,053	$1,596,863

TIM HORTONS INC. AND SUBSIDIARIES
SYSTEMWIDE RESTAURANTS

			Increase/		Increase/
	As of	As of	(Decrease)	As of	(Decrease)
	April 2, 2006	January 1, 2006	From Prior Quarter	April 3, 2005	From Prior Year
Tim Hortons
U.S.
Company	63	62	1	67	(4)
Franchise	229	226	3	193	36

	292	288	4	260	32
Canada
Company	35	33	2	33	2
Franchise	2,576	2,564	12	2,445	131

	2,611	2,597	14	2,478	133
Total Tim Hortons
Company	98	95	3	100	(2)
Franchise	2,805	2,790	15	2,638	167

	2,903	2,885	18	2,738	165

TIM HORTONS INC. AND SUBSIDIARIES
Income Statement Definitions

Sales	Primarily includes sales of products, supplies and restaurant equipment (except for initial equipment packages sold to franchisees as part of the establishment of their restaurant’s business — see “Franchise Fees”) that are shipped directly from our warehouses or by third party distributors to the restaurants, which we refer to as warehouse or distribution sales. Sales also include sales from company-operated restaurants and sales from franchise restaurants that are consolidated in accordance with FIN 46R.

Rents and Royalties	Includes franchisee royalties and rental revenues.

Franchise Fees	Includes fees for various costs and expenses related to establishing a franchisee’s business and include the sales revenue from initial equipment packages.

Cost of Sales	Includes costs associated with our distribution warehouses, including cost of goods, direct labour and depreciation as well as the cost of goods delivered by third party distributors to the restaurants and for canned coffee sold through grocery stores. It also includes food, paper and labour costs for company-operated restaurants and franchise restaurants that are consolidated in accordance with FIN 46R.

Operating Expenses	Includes rent expense related to properties leased to franchisees and other property-related costs (including depreciation).

Franchise fee costs	Includes costs of equipment sold to franchisees as part of the initiation of their restaurant business, as well as training and other costs necessary to ensure a successful restaurant opening.

General and Administrative	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, allocation of expenses related to corporate functions and services historically provided to us by Wendy’s and depreciation of office equipment, information technology systems and head office real estate.

Equity Income	Includes income from equity investments in joint ventures and other minority investments over which we exercise significant influence. Equity income from these investments is considered to be an integrated part of our business operations and is therefore included in operating income. Income amounts are shown as reductions to total costs and expenses.

Other Income and Expense	Includes expenses (income) that are not directly derived from the Company’s primary businesses. Items include restaurant closures, currency adjustments, real estate sales and other asset write-offs.

TIM HORTONS INC.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995
The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Tim Hortons Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.
Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations, and objectives of management, is forward-looking. The following factors, in addition to other factors set forth in the Company’s final Prospectus filed with the Securities and Exchange Commission (“SEC”) on March 24, 2006 and in other press releases, communications, or filings made with the SEC or the Ontario Securities Commission, and other possible factors not previously identified, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:
Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel, qualified franchisees, and type and quality of food. The Company and its franchisees compete with international, regional and local organizations, primarily through the quality, variety, and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising/marketing and operational programs, and new product development by the Company and its competitors are also important factors. Certain of the Company’s competitors have substantially larger marketing budgets.
Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic and political conditions, consumer preferences and perceptions (including food safety, health, or dietary preferences and perceptions), spending patterns, consumer confidence, demographic trends, seasonality, weather events and other calamities, traffic patterns, the type, number and location of competing restaurants, enhanced governmental regulation (including nutritional and franchise regulations), changes in capital market conditions that affect valuations of restaurant companies in general or the Company’s goodwill in particular, litigation relating to food quality, handling, or nutritional content, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, disruptions to supply chain or changes in the price, availability, and shipping costs of supplies, and utility and other operating costs also affect restaurant operations and expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements, and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees, are affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.
Factors Affecting Growth. There can be no assurance that the Company or its franchisees will be able to achieve new restaurant growth objectives in Canada or the U.S. The opening and ongoing financial success of the Company’s and its franchisees’ restaurants depends on various factors, including many of the factors set forth in this cautionary statement, as well as sales levels at existing restaurants, factors affecting construction costs generally, and the generation of sufficient cash flow by the Company to pay ongoing construction costs. In addition, the U.S. markets in which the Company seeks to expand may have competitive conditions (including higher construction, occupancy, or operating costs), consumer tastes, or discretionary spending patterns that differ from the Company’s existing markets, and there may be a lack of brand awareness in such markets. There can be no assurance that the Company will be able to successfully adapt its brand, development efforts, and restaurants to these differing market conditions.
Manufacturing and Distribution Operations. The occurrence of any of the following factors is likely to result in increased operating costs and depressed profitability of the Company’s distribution operations and may also damage the Company’s relationship with franchisees: higher transportation costs, disruptions in supply chain, price fluctuations, climate conditions, industry demand, changes in international commodity markets (especially for coffee, which is highly volatile in terms of price and supply), and the adoption of additional environmental or health and safety laws and regulations. The Company’s manufacturing and distribution operations in the U.S. are also subject to competition from other qualified distributors, which could reduce the price the Company receives for supplies sold to U.S. franchisees.

Joint Venture to Manufacture and Distribute Par-Baked Products for Tim Hortons Restaurants. The profitability of the Maidstone Bakeries joint venture, which manufactures and distributes par-baked products for the Company’s and its franchisees’ restaurants, could be affected by a number of factors, including many of the factors set forth in this cautionary statement. Additionally, there can be no assurance that both the Company and its joint venture partner will continue with the joint venture. If the joint venture terminates, it may be necessary, under certain circumstances, for the Company to build its own par-baking facility or find alternate products or production methods.
Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.
Government Regulation. The Company and its franchisees are subject to various federal, state, provincial, and local (“governmental”) laws affecting its and its franchisees’ businesses. The development and operation of restaurants depend to a significant extent on the selection, acquisition, and development of suitable sites, which are subject to zoning, land use (includes drive thrus), environmental, traffic, franchise, design and operational requirements, and other regulations. Additional governmental laws and regulation affecting the Company and its franchisees include: licensing; health, food preparation, sanitation and safety; labour (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements); tax; employee benefits; accounting; and anti-discrimination. Changes in these laws and regulations, or the implementation of additional regulatory requirements, particularly increases in applicable minimum wages, taxes, or franchise requirements, may adversely affect financial results.
Foreign Exchange Fluctuations. The majority of the Company’s business is conducted in Canada. If the U.S. dollar falls in value relative to the Canadian dollar, then U.S. operations would be less profitable because of the increase in U.S. operating costs resulting from the purchase of supplies from Canadian sources, and U.S. operations will contribute less to the Company’s consolidated results. Exchange rate fluctuations may also cause the price of goods to increase or decrease for the Company and its franchisees.
The Company’s Relationship with Wendy’s. As long as Wendy’s has voting control of the Company, Wendy’s will have the ability to control all matters affecting the Company, including the composition of its board of directors and the resolution of conflicts of interest that may arise between Wendy’s and the Company in a number of areas. The separation agreements with Wendy’s may severely limit the Company’s ability to affect future financings, acquisitions, dispositions, the issuance of additional securities and certain debt instruments, and to take certain other actions.
Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures. These transactions involve various inherent risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; difficulties successfully integrating, operating, maintaining and managing newly-acquired operations or employees; difficulties maintaining uniform standards, controls, procedures and policies; the possibility the Company could incur impairment charges if an acquired business performs below expectations; unanticipated changes in business and economic conditions affecting an acquired business; and diversion of management’s attention from the demands of the existing business. In addition, there can be no assurance that the Company will be able to complete desirable transactions, for reasons including a failure to secure financing, as a result of the Company’s arrangements with Wendy’s, or restrictive covenants in debt instruments or other agreements with third parties, including the Maidstone Bakeries joint venture arrangements.
Debt Obligations. The Company’s significant debt obligations could have adverse consequences, including increasing the Company’s vulnerability to adverse economic, regulatory, and industry conditions, limiting the Company’s ability to compete and its flexibility in planning for, or reacting to, changes in its business and the industry; limiting the Company’s ability to borrow additional funds, and requiring the Company to dedicate significant cash flow from operations to payments on debt (and there can be no assurance that the Company’s cash flow will be sufficient to service its debt), thereby reducing funds available for working capital, capital expenditures, acquisitions, and other purposes. In addition, the Company’s credit facilities include restrictive covenants that limit its flexibility to respond to future events and take advantage of contemplated strategic initiatives.

Other Factors Affecting the Company. The following factors could also cause actual results to differ from expectations: an inability to retain executive officers and other key personnel or attract additional qualified management personnel to meet business needs; an inability to adequately protect the Company’s intellectual property and trade secrets from infringement actions or unauthorized use by others; operational or financial shortcomings of franchised restaurants and franchisees; liabilities and losses associated with owning and leasing significant amounts of real estate; new and significant legal, accounting, and other expenses to comply with public-company corporate governance and financial reporting requirements; failure to implement or ineffective maintenance of securities compliance, internal control processes, or corporate governance; implementation of new or changes in interpretation of U.S. GAAP policies or practices; and, potential unfavorable variance between estimated and actual liabilities and volatility of actuarially-determined losses and loss estimates.
Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date thereof. Except as required by federal or provincial securities laws, the Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, even if new information, future events, or other circumstances have made them incorrect or misleading.